Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156633

KBS STRATEGIC OPPORTUNITY REIT, INC.
SUPPLEMENT NO. 14 DATED SEPTEMBER 19, 2012
TO THE PROSPECTUS DATED APRIL 16, 2012
This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT, Inc. dated April 16, 2012, as supplemented by supplement no. 1 dated April 16, 2012, supplement no. 2 dated April 16, 2012, supplement no. 3 dated April 26, 2012, supplement no. 4 dated May 14, 2012, supplement no. 5 dated May 24, 2012, supplement no. 6 dated May 30, 2012, supplement no. 7 dated July 6, 2012, supplement no. 8 dated July 24, 2012, supplement no. 9 dated July 25, 2012, supplement no. 10 dated July 31, 2012, supplement no. 11 dated August 13, 2012, supplement no. 12 dated September 17, 2012 and supplement no. 13 dated September 19, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose restrictions on the consideration payable to our advisor or its affiliates in connection with an internalization transaction.
Internalization Fee Restriction
On September 18, 2012, upon the recommendation of our advisor, KBS Capital Advisors, our board of directors and conflicts committee determined that, in the event our board of directors determines that it is in our best interest to obtain the personnel needed to become self-managed by entering into a business combination with affiliates of our sponsors (an “Internalization Transaction”), then we will not enter into such an Internalization Transaction unless the advisor or one of its affiliates agrees to proceed with the Internalization Transaction without the payment of any internalization fee or other consideration, whether in the form of a cash payment or in the form of stock, warrants or options.

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